Exhibit 99.1

Adtalem Global Education Inc.

Consolidated Statements of Income (Loss)

(unaudited)

(in thousands, except per share data)

	Three Months Ended					Year Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,
	2021	2021	2021	2020	2020	2021	2020
Revenue	$289,070	$223,466	$230,213	$234,396	$218,826	$906,901	$866,427
Operating cost and expense:
Cost of educational services	152,050	116,408	114,977	120,827	105,693	457,905	457,165
Student services and administrative expense	129,436	74,980	74,412	72,260	70,830	292,482	280,291
Restructuring expense	3,094	1,570	1,217	1,166	2,916	6,869	23,683
Business acquisition and integration expense	26,553	3,432	3,646	11,079	13,436	31,593	—
Gain on sale of assets	—	—	—	—	—	—	(4,779)
Total operating cost and expense	311,133	196,390	194,252	205,332	192,875	788,849	756,360
Operating income (loss)	(22,063)	27,076	35,961	29,064	25,951	118,052	110,067
Other income (expense):
Interest and dividend income	878	961	910	1,219	1,004	4,094	3,688
Interest expense	(47,393)	(25,382)	(8,555)	(3,736)	(3,692)	(41,365)	(19,510)
Investment gain	—	636	479	1,005	518	2,638	18
Gain on derivative	—	—	—	—	—	—	110,723
Net other income (expense)	(46,515)	(23,785)	(7,166)	(1,512)	(2,170)	(34,633)	94,919
Income (loss) from continuing operations before income taxes	(68,578)	3,291	28,795	27,552	23,781	83,419	204,986
(Provision for) benefit from income taxes	(8,604)	(726)	(4,557)	(3,611)	(4,195)	(13,089)	14,939
Income (loss) from continuing operations	(77,182)	2,565	24,238	23,941	19,586	70,330	219,925
Discontinued operations:
Income (loss) from discontinued operations before income taxes	(6,050)	7,326	1,416	72	671	9,485	(30,386)
Loss on disposal of discontinued operations before income taxes (includes ($293,360) accumulated other comprehensive income reclassifications for realized loss on foreign currency translation adjustments for the year ended June 30, 2020)	—	—	—	—	—	—	(287,560)
(Provision for) benefit from income taxes	25,228	(954)	(1,104)	(864)	(418)	(3,340)	12,243
Income (loss) from discontinued operations	19,178	6,372	312	(792)	253	6,145	(305,703)
Net income (loss)	(58,004)	8,937	24,550	23,149	19,839	76,475	(85,778)
Net loss attributable to redeemable noncontrolling interest	—	75	102	166	91	434	444
Net income (loss) attributable to Adtalem Global Education	$(58,004)	$9,012	$24,652	$23,315	$19,930	$76,909	$(85,334)

Amounts attributable to Adtalem Global Education:
Net income (loss) from continuing operations	$(77,182)	$2,565	$24,238	$23,941	$19,586	$70,330	$219,925
Net income (loss) from discontinued operations	19,178	6,447	414	(626)	344	6,579	(305,259)
Net income (loss) attributable to Adtalem Global Education	$(58,004)	$9,012	$24,652	$23,315	$19,930	$76,909	$(85,334)

Earnings (loss) per share attributable to Adtalem Global Education:
Basic:
Continuing operations	$(1.55)	$0.05	$0.48	$0.46	$0.37	$1.37	$4.10
Discontinued operations	$0.39	$0.13	$0.01	$(0.01)	$0.01	$0.13	$(5.69)
Net	$(1.17)	$0.18	$0.49	$0.45	$0.38	$1.50	$(1.59)
Diluted:
Continuing operations	$(1.55)	$0.05	$0.47	$0.46	$0.37	$1.36	$4.07
Discontinued operations	$0.39	$0.13	$0.01	$(0.01)	$0.01	$0.13	$(5.64)
Net	$(1.17)	$0.18	$0.48	$0.44	$0.38	$1.49	$(1.58)

Weighted-average shares outstanding:
Basic shares	49,663	49,884	50,658	52,251	52,464	51,322	53,659
Diluted shares	49,663	50,326	51,111	52,441	52,797	51,645	54,094